U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Electric City Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One North Church Street
Schenectady, NY 12305

Telephone Number (including area code):  518-370-0289

Name and address of agent for service of process:

Mr. James W. Denney
One North Church Street
Schenectady, NY 12305

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Schenectady and the state of New York on the 6th day of August, 1999.

                                                 /s/ James W. Denney
                                                 James W. Denney
                                                 President

Attest:  /s/